Exhibit 99.1

CST Brands Announces Pricing of Senior Notes

San Antonio, TX—April 25, 2013—CST Brands, Inc. (NYSE: CST) (“CST Brands”) announced today the pricing of the offering of $550 million aggregate principal amount of its 5.0% senior notes due 2023 at par. The offering is expected to close on May 1, 2013 subject to completion of the spin-off of CST Brands by Valero Energy Corporation (NYSE: VLO) (“Valero”) and subject to market and customary conditions.

The notes are being offered for sale to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act. The notes are expected to be issued initially to Valero and subsequently exchanged by Valero for outstanding indebtedness of Valero held by a third party. Following such exchange, the notes will be sold by such third party and other initial purchasers in the offering. The notes will initially be guaranteed on a senior unsecured basis by each of the domestic subsidiaries of CST Brands that guarantee indebtedness under its senior secured revolving credit and term loan facilities.

The notes and the related guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About CST Brands

CST Brands, to be based in San Antonio, Texas, is expected to be one of the largest independent retailers of motor fuels and convenience merchandise in the United States and eastern Canada with nearly 1,900 sites and nearly 12,000 employees.

This press release includes statements regarding the private placement that may constitute forward-looking statements within the meaning of federal securities laws. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in our registration statement on Form 10 and other reports that may be filed by CST Brands from time to time with the Securities and Exchange Commission. CST Brands undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Source: CST Brands, Inc.

CST Brands

Randy Palmer, 800-456-3533

Director – Investor Relations